EXHIBIT 23(a)


                         Consent of Ernst & Young LLP,
                              Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Surgical Health Corporation 1992 Stock Option Plan, Surgical Health Corporation 1993 Stock Option Plan, Surgical Health Corporation 1994 Stock Option Plan, Heritage Surgical Corporation 1992 Stock Option Plan and Heritage Surgical Corporation 1993 Stock Option Plan of HEALTHSOUTH Corporation and to the incorporation by reference therein of our report dated February 24, 1995, with respect to the consolidated financial statements and schedules of HEALTHSOUTH Rehabilitation Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.


                                                        ERNST & YOUNG LLP
Birmingham, Alabama
June 13, 1995